Exhibit (d)(20)

ADT INC.

2018 OMNIBUS INCENTIVE PLAN

PERFORMANCE UNIT AWARD AGREEMENT

THIS PERFORMANCE UNIT AWARD AGREEMENT (this “Agreement”), is entered into as of [             ], 20[     ] (the “Effective Date”), by and between ADT Inc., a Delaware corporation (the “Company”), and [NAME] (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the ADT Inc. 2018 Omnibus Incentive Plan, as amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).

WHEREAS, the Company has adopted the Plan, pursuant to which performance units (“Performance Units”) may be granted;

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the Performance Units provided for herein to the Participant on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the promises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.     Grant of Performance Units.

(a)     Grant. The Company hereby grants to the Participant an award of [ ] Performance Units, on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan. The Performance Units shall vest in accordance with Section 2 and the underlying shares of common stock of ADT, $0.01 par value per share (such underlying shares, the “Shares”), shall be issuable only in accordance with the provisions of this Agreement and of the Plan.

(b)     Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2.     Vesting; Settlement.

Except as may otherwise be provided herein, the Performance Units will vest on each anniversary of the first business day of the [                     ] full ADT fiscal month following [             ], 20[     ] (each, a “Performance Period”) for a period of [ ] years, subject to (i) the achievement and satisfaction of the Metrics (as defined below), and (ii) Section 5 herein, the Participant’s continued employment with, appointment as a director of, or engagement to provide services to, the Company or any of its Affiliates through the Performance Period. The maximum number of Performance Units that may vest each year is [             ] of the total Performance Units awarded pursuant to Section 1(a) (as adjusted).

(a)     Upon vesting, the Performance Units shall no longer be subject to the transfer restrictions pursuant to Section 14(b) of the Plan or cancellation pursuant to Section 5 hereof.

(b)     Except as may otherwise be provided herein, vested Performance Units will be settled on the 30th day following the end of each Performance Period and paid out with one Share issued to Participant for each vested Performance Unit.

3.     Performance Measures. The vesting of Performance Units will be based on the performance of two growth metrics (the “Metrics”) measured as of the end of the last business day of the applicable Performance Period (a “Measurement Date”):

(a)     ending number of active Subscriber Units (as defined below) under contract with ADT or IOTAS, Inc. (“IOTAS”) using the Platform (as defined below) who:

(i)     are not in default under their applicable end user agreement; and

(ii)     have not been terminated by ADT/IOTAS or notified ADT/IOTAS that they are cancelling their service agreement to use the Platform with an effective termination date that is on or before the date that is six (6) weeks after the applicable Measurement Date, (“Qualified Subscriber Units”); and

(b)     aggregate Qualified RMR (as defined below) for all Qualified Subscribers billable by ADT/IOTAS.

“Platform” means the IOTAS smart building and interactive services software platform licensed by IOTAS to its customers to manage premise automation solutions.

“Qualified RMR” means the monthly value of contractual recurring service charges payable to ADT/IOTAS by Qualified Subscribers for interactive services, automation services, emergency alert monitoring and electronic security monitoring services using the Platform. For clarity, “Qualified RMR” does not include revenue to be derived or earned from the sale of any other goods or services.

“Subscriber Units” means an individually billable end-user site for Qualified RMR with its own hub for the provision of Platform services. For example, if a customer has 100 separate apartment units for which Platform services are provided in individual units and which services can be controlled on a unit by unit basis, then that customer provides a number of Subscriber Units equal to the number of apartment units for which ADT/IOTAS bills for Platform services.

Production to qualify for vesting of Performance Units has been tiered in the increments. No vesting of Performance Units will occur for any Metric for a Performance Period where the “Low” threshold is not achieved for such Metric.

4.     Termination of Employment or Services.

(a)     Generally. Except as set forth in subsections (b), (c), (d), and (e) below, if the Participant’s employment with, membership on the board of directors, or engagement to provide services to the Company or any of its Affiliates terminates for any reason, all unvested Performance Units shall be canceled immediately and the Participant shall not be entitled to receive any payments with respect thereto.

(b)     Death, Disability. Notwithstanding the foregoing, in the event the Participant’s employment with, membership on the board of directors, or engagement to provide services to the Company or its Affiliates terminates due to the death or Disability of the Participant, the outstanding unvested Performance Units shall vest on the date of the Participant’s death or termination due to Disability and be based on the Metrics achieved on each Measurement Date occurring thereafter. Payout of the Performance Units shall be settled within 30 days following the applicable Measurement Date.

(c)     Retirement. Notwithstanding the foregoing, in the event of the Participant’s voluntary termination of employment with the Company or any of its Affiliates due to the Participant’s Retirement that occurs more than 12 months following [             ], 20[     ], the number of the outstanding unvested Performance Units multiplied by (i) the number of full months of service completed commencing on [             ], 20[     ] and ending on the date of Retirement divided by (ii) 24, shall vest based on the Metrics achieved on each Measurement Date that occurs after the date of the Participant’s Retirement. The Performance Units shall be settled within 30 days following the applicable Measurement Date. For purposes of this Agreement, “Retirement” shall mean a termination of employment not for Cause that occurs on or after the date the Participant reaches on age 60 if the sum of the Participant’s age and full years of service with the Company or its Affiliates is at least 65.

(d)     Termination without Cause or for a Good Reason Resignation. Notwithstanding the foregoing, in the event the Participant’s employment with or engagement to provide services to the Company or its Affiliates is terminated by the Company without Cause or by the Participant as a result of a Good Reason Resignation (as defined below), outstanding unvested Performance Units shall immediately vest based on the Metrics achieved up to the end of the ADT fiscal month immediately preceding the date of termination of employment. The Performance Units shall be settled within 30 days following the termination date.

For purposes of this Agreement, “Good Reason Resignation” (i) shall have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, in either case in effect at the time of the Participant’s termination of employment or service with the Company and its Affiliates, or (ii) if “Good Reason Resignation” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, means any termination of the Participant’s employment or service with the Company and its Affiliates by the Participant that is caused by any one or more of the following events:

(i)     Without the Participant’s written consent, assignment to the Participant of any duties inconsistent in any material respect with the Participant’s authority, duties or responsibilities as in effect immediately prior to the change that represent a material diminution of such duties, or any other action by the Company that results in a material diminution in such authority, duties or responsibilities;

(ii)     Without the Participant’s written consent, a material change in the geographic location at which the Participant must perform services to a location that is more than 50 miles from the Participant’s principal place of business immediately preceding the change, provided that such change in location extends the commute of such Participant; or

(iii)     Without the Participant’s written consent, a material reduction to the Participant’s base compensation and benefits, as in effect immediately prior to the change.

Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if the Participant provides written notice to the Company specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Resignation and the Participant provides such notice within 90 days after the event that gives rise to the Good Reason Resignation. Within 30 days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the 30-day period, the Participant must terminate employment or service with the Company based on Good Reason Resignation within 30 days after the expiration of the cure period.

(e)     Change in Control. Notwithstanding the foregoing, in the event the Participant’s employment with or engagement to provide services to the Company or its Affiliates is terminated by the Company without Cause or by the Participant as a result of a Good Reason Resignation during the 24-month period following a Change in Control, all outstanding unvested Performance Units shall vest on the date of the Participant’s termination of employment or services and shall be settled within 10 days following the termination date.

5.     Rights as a Stockholder. The Participant shall not be deemed for any purpose to be the owner of any shares of Common Stock underlying the Performance Units unless, until and to the extent that (i) the Company shall have issued and delivered to the Participant the shares of Common Stock underlying the Performance Units and (ii) the Participant’s name shall have been entered as a stockholder of record with respect to such shares of Common Stock on the books of the Company. The Company shall cause the actions described in clauses (i) and (ii) of the preceding sentence to occur promptly following settlement as contemplated by this Agreement, subject to compliance with applicable laws.

6.     Compliance with Legal Requirements.

(a)     Generally. The granting and settlement of the Performance Units, and any other obligations of the Company under this Agreement, shall be subject to all applicable U.S. federal, state and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b)     Tax Withholding. Vesting and settlement of the Performance Units shall be subject to the Participant satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the Performance Units or otherwise the amount of any required withholding taxes in respect of the Performance Units, their settlement or any payment or transfer of the Performance Units or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts), including the right to sell the number of shares of Common Stock from the Performance Units necessary to generate proceeds sufficient proceeds to satisfy withholding requirements. The Participant may elect to satisfy, and the Company may require the Participant to satisfy, in whole or in part, the tax obligations by withholding shares of Common Stock that would otherwise be deliverable to the Participant upon settlement of the Performance Units with a Fair Market Value equal to such withholding liability.

7.     Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the Performance Unit award if the Participant, without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate while employed by, serving as a director of, or otherwise providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or any violation of any of the covenants set forth on Exhibit A attached hereto or any other non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate (after giving effect to any applicable cure period set forth therein), as determined by the Committee, or if the Participant’s employment or service is terminated for Cause. In such event, the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting or settlement of the Performance Units, the sale or other transfer of the Performance Units, or the sale of shares of Common Stock acquired in respect of the Performance Units (provided that the Performance Units vested during the 12 month period prior to the Participant’s adverse activity), and must promptly repay such amounts to the Company. If the Participant receives any amount in excess of what the Participant should have received under the terms of the Performance Units for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall promptly repay any such excess amount to the Company. To the extent required by applicable law or the rules and regulations of the NYSE or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the Performance Units shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

8.    Restrictive Covenants.

(a)     Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the Participant shall be subject to the confidentiality and restrictive covenants set forth on Exhibit A attached hereto, which Exhibit A is incorporated herein and forms part of this Agreement.

(b)     In the event that the Participant violates any of the restrictive covenants referred to in this Section 9, in addition to any other remedy that may be available at law or in equity, the Performance Units shall be automatically forfeited effective as of the date on which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

9.     Miscellaneous.

(a)     Transferability. The Performance Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant other than by will or by the laws of descent and distribution, pursuant to a qualified domestic relations order or as otherwise permitted under Section 14(b) of the Plan. Any attempted Transfer of the Performance Units contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Performance Units, shall be null and void and without effect.

(b)     Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)     Section 409A. The Performance Units are intended to be exempt from, or compliant with, Section 409A of the Code. Notwithstanding the foregoing or any provision of the Plan or this Agreement, if any provision of the Plan or this Agreement contravenes Section 409A of the Code or could cause the Participant to incur any tax, interest or penalties under Section 409A of the Code, the Committee may, in its sole discretion and without the Participant’s consent, modify such provision to (i) comply with, or avoid being subject to, Section 409A of the Code, or to avoid the incurrence of taxes, interest and penalties under Section 409A of the Code, and/or (ii) maintain, to the maximum extent practicable, the original intent and economic benefit to the Participant of the applicable provision without materially increasing the cost to the Company or contravening the provisions of Section 409A of the Code. This Section 10(c) does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee that the Performance Units will not be subject to interest and penalties under Section 409A.

(d)     General Assets. All amounts credited in respect of the Performance Units to the book-entry account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in such account shall make the Participant only a general, unsecured creditor of the Company.

(e)     Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel and to the Head of Human Resources at the Company’s principal executive office.

(f)     Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(g)     No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(h)     Fractional Shares. In lieu of issuing a fraction of a share of Common Stock resulting from adjustment of the Performance Units pursuant to Section 11 of the Plan or otherwise, the Company shall be entitled to pay to the Participant an amount in cash equal to the Fair Market Value of such fractional share.

(i)     Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(j)     Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(k)     Entire Agreement. Effective as of the Effective Date, this Agreement supersedes and replaces in its entirety the Prior Agreement and the Prior Agreement is no longer in force or effect. This

Agreement (including Exhibit A attached hereto) and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant in addition to the covenants in Exhibit A hereto, in accordance with the terms of such agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 11 or 13 of the Plan.

(l)     Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)     Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the Performance Units shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii)     Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(m)     Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(n)     Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(o)     Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(p)     Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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IN WITNESS WHEREOF, this Performance Unit Award Agreement has been executed by the Company and the Participant as of the day first written above.

ADT INC.

By:
Name:
Title:

PARTICIPANT

[Signature Page to Performance Unit Award Agreement]

Exhibit A

Restrictive Covenants

By accepting the grant of the Performance Units hereunder, in addition to any other representations, warranties, and covenants set forth in this Agreement, the Participant agrees to be subject to and comply with the following covenants.

1.

Confidentiality. The Participant hereby agrees that during the Participant’s employment or service with the Company or its Affiliates, and thereafter, the Participant will not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or any Affiliate.

2.

Non-Competition. Except as prohibited by law, the Participant hereby agrees that during the Participant’s employment or service with the Company or its Affiliates, and for the greater of (a) the period commencing with the date of the Participant’s Retirement from employment or service through the final Vesting Date or (b) the one year period following the Participant’s termination of employment or service for any reason, the Participant will not directly or indirectly, own, manage, operate, control (including indirectly through a debt or equity investment), provide services to, or be employed by or provide services to, any person or entity engaged in any business that is (i) located in or provides services or products to a region with respect to which the Participant had substantial responsibilities while employed or engaged by the Company or its Affiliates, and (ii) competitive, with (A) the line of business or businesses of the Company or its Affiliates that the Participant was employed with or engaged by during the Participant’s employment or service (including any prospective business to be developed or acquired that was proposed at the date of termination), or (B) any other business of the Company or its Affiliates with respect to which the Participant had substantial exposure during such employment or service.

3.

Non-Solicitation. Except as prohibited by law, the Participant further agrees that during the Participant’s employment or service with the Company or its Affiliates, and for the greater of (a) the period commencing with the date of the Participant’s Retirement from employment or service through the final Vesting Date and (b) the one-year period thereafter, the Participant will not, directly or indirectly, on the Participant’s own behalf or on behalf of another (i) solicit, recruit, aid or induce any employee of the Company or any of its Affiliates to leave their employment with the Company or its Affiliates in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Affiliates, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of the Company or any of its Affiliates to purchase goods or services then sold by the Company or its Affiliates from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Company or any of its Affiliates with any of its employees, customers, agents, or representatives.

4.

The Participant acknowledges and agrees that irreparable injury will result to the Company, and to its business, in the event of a breach by the Participant of any of the Participant’s covenants and commitments under this Agreement, including the covenants of confidentiality, non-competition and non-solicitation. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. The Participant acknowledges and agrees the non-competition and non-solicitation provisions contained in this Agreement are expressly intended

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to benefit the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries) and its successors and assigns; and the Participant expressly authorizes the Company (including all third party beneficiaries) and its successors and assigns to enforce these provisions. In the event of any breach or violation by the Participant of any of the restrictive covenants in this Exhibit A, the time period of such covenant with respect to the Participant shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

5.

The covenants in this Exhibit A are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Exhibit A relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

6.

All of the covenants in this Exhibit A shall be construed as an agreement independent of any other provisions in Exhibit A, and the existence of any claim or cause of action the Participant may have against the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries), whether predicated on this Exhibit A or otherwise, shall not constitute a defense to the enforcement by the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries) of such covenants.

7.

The Participant has carefully read and considered the provisions of this Exhibit A and, having done so, agrees that the restrictive covenants in this Exhibit A impose a fair and reasonable restraint on the Participant and are reasonably required to protect the interests of the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries) and their respective officers, directors, employees, and equityholders.

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